Form 10-K, Exhibit 13
period 1993-12-31
SOUTHERN CALIFORNIA EDISON CO
filed 1994-03-21
CIK 92103

                                         EXHIBIT 13


                   SOUTHERN CALIFORNIA EDISON COMPANY


                          1993 ANNUAL REPORT



                               [LOGO]

SELECTED FINANCIAL AND OPERATING DATA:  1989-1993
SOUTHERN CALIFORNIA EDISON COMPANY

Dollars in millions                                                  1993         1992         1991         1990         1989
- ------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS:

Operating revenue                                                  $ 7,397      $ 7,722      $ 7,298       $ 6,986      $ 6,524
Operating expenses                                                   6,232        6,492        6,181         5,839        5,463
Fuel and purchased power expenses                                    3,290        3,086        2,910         2,897        2,634
Income taxes                                                           506          520          430           483          465
Allowance for funds used during construction                            36           37           28            23           22
Interest expense--net                                                  449          517          543           553          558
Net income                                                             678          673          630           737          723
Earnings available for common stock                                    637          631          587           693          679
Ratio of earnings to fixed charges                                    3.39         3.16         2.92          3.17         3.12



BALANCE SHEET DATA:

Assets                                                             $18,092      $15,969      $15,961       $15,737      $15,101
Gross utility plant                                                 19,441       18,652       18,814        18,081       17,427
Accumulated provision for depreciation and
     decommissioning                                                 7,138        6,544        6,339         5,696        5,095
Common shareholder's equity                                          4,926        4,775        4,589         4,596        4,551
Preferred stock:
     Not subject to mandatory redemption                               359          359          359           359          359
     Subject to mandatory redemption                                   275          278          199           210          224
Long-term debt                                                       5,234        5,184        5,455         5,043        5,047
Capital structure:
     Common shareholder's equity                                      45.6%        45.1%        43.3%         45.0%        44.7%
     Preferred stock:
        Not subject to mandatory redemption                            3.3%         3.4%         3.4%          3.5%         3.5%
        Subject to mandatory redemption                                2.6%         2.6%         1.9%          2.1%         2.2%
     Long-term debt                                                   48.5%        48.9%        51.4%         49.4%        49.6%



OPERATING DATA:

Peak demand in megawatts (MW)                                       16,475       18,413       16,709        17,647       15,632
Generating capacity at peak (MW)                                    20,606       20,712       20,875        20,323       20,136
Kilowatt-hour sales (kWh) (in millions)                             73,308       74,186       71,146        71,614       69,136
Average annual kWh sales per residential
     customer                                                        6,070        6,311        6,060         6,335        6,217
Total energy requirement (kWh) (in millions)                        81,328       82,199       78,643        80,368       77,337
Energy mix:
     Thermal                                                          53.8%        59.8%        52.6%         52.0%        57.7%
     Hydro                                                             7.3%         3.4%         3.9%          3.0%         4.1%
     Purchased power and other sources                                38.9%        36.8%        43.5%         45.0%        38.2%
Customers (in millions)                                               4.12         4.11         4.08          4.03         3.94
Full-time employees                                                 16,487       16,736       17,110        16,604       16,627

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
AND FINANCIAL CONDITION


RESULTS OF OPERATIONS

EARNINGS

Southern California Edison Company's 1993 earnings were $637 million, compared with $631 million in 1992 and $587 million in 1991.

In 1993, earnings increased $6 million compared to 1992. 1992 earnings included a $24 million after-tax charge for settlement of litigation with Tucson Electric Power Company. Excluding this charge, 1993 earnings decreased $18 million, mainly due to a lower authorized return on common equity, partially offset by a decline in interest expense as the result of an aggressive refinancing program.

In 1992, earnings increased $44 million compared to 1991. 1991 earnings included two after-tax charges: $44 million for a purchased-power regulatory settlement; and $50 million for legal and regulatory reserves, and a corporate restructuring program. Excluding special charges in both years, earnings decreased $26 million, attributed to a lower authorized return on common equity and reduced interest income.

OPERATING REVENUE

Operating revenue decreased in 1993 compared to 1992, mostly due to a 2.9% rate decrease authorized by the California Public Utilities Commission (CPUC) and a 2% decline in retail sales volume. In 1992, operating revenue increased 6% compared to 1991, mostly due to warmer weather during the summer of 1992. In addition, retail rates rose in 1992, reflecting a CPUC-authorized increase of 1.9% for higher operating and maintenance expenses and capital-related costs. Retail rates account for over 98% of electric revenue and are regulated by the CPUC. Wholesale rates are regulated by the Federal Energy Regulatory Commission.

The changes in operating revenue resulted from:



                                       Year ended December 31,
                                  ---------------------------------
In millions                       1993        1992       1991
- -------------------------------------------------------------------
OPERATING REVENUE--
        Rate changes              $(251)      $170       $353
        Sales volume changes       (124)       270        (73)
        Other                        50        (16)        31
                                  -----       ----       ----
TOTAL                             $(325)      $424       $311
                                  -----       ----       ----
                                  -----       ----       ----


OPERATING EXPENSES

Fuel expense was 5% lower in 1993, primarily due to an 11% decrease in power generation, as the result of an increase in required purchases from nonutility generators. In 1992, fuel expense was 18% higher, mainly due to increased power generation compared to the previous year.

Purchased-power expense increased 11% in 1993 and 2% in 1992, reflecting higher prices and an increased volume of federally required purchases from nonutility generators. These purchases were made under contracts with CPUC-mandated pricing. In 1993, these contracts cost about $800 million more than power available from other sources.

The provisions for regulatory adjustment clauses minimize rate fluctuations by adjusting for differences between estimated and actual kilowatt-hour sales or energy costs. These differences are accumulated in balancing accounts for subsequent rate adjustment. Prior-period rate adjustments are also reflected in these provisions. The 1993 and 1992 decreases were mostly due to energy costs exceeding CPUC-authorized estimates. The 1992 decrease was partially offset by kilowatt-hour sales exceeding authorized estimates.

Other operating expenses increased 6% in 1993 and 1992, reflecting increased funding levels for postretirement benefits other than pensions. The higher expenses in 1992 also reflect authorized increases in energy conservation programs.

                                         SOUTHERN CALIFORNIA EDISON COMPANY

Depreciation and decommissioning expense increased 12% in 1993 compared to 1992, mainly due to Edison's accelerated recovery of its investment in San Onofre Nuclear Generating Station Unit 1.

OTHER INCOME AND DEDUCTIONS

The provision for rate phase-in plan reflects a CPUC-authorized, 10-year rate phase-in plan for the three Palo Verde Nuclear Generating Station units. Phase-in plans minimize the effect on customer rates of placing newly constructed plants in service by gradually implementing rate increases. Palo Verde's plan deferred $200 million of revenue for each unit during the first four years of operation. The deferred revenue, including interest, is being collected evenly over six years ending in 1996 for Units 1 and 2, and in 1998 for Unit 3. The provision is a non-cash offset to the collection of deferred revenue.

Other nonoperating income decreased 9% in 1993 and 36% in 1992, reflecting a decrease in interest income due to lower interest rates and lower balances in the Palo Verde phase-in plan and balancing accounts. In addition, Edison had a $40 million settlement of litigation in 1992 with Tucson Electric. The case arose when San Diego Gas & Electric Company (SDG&E) withdrew from its 1988 merger agreement with Tucson Electric and agreed to merge with Edison. The CPUC later denied Edison's and SDG&E's merger application. Tucson Electric had alleged that Edison wrongfully interfered with Tucson Electric's and SDG&E's proposed merger.

INTEREST EXPENSE

Interest on long-term debt decreased 7% in 1993, mainly due to savings from a $2 billion refinancing program to take advantage of lower interest rates.

Other interest expense decreased 41% in 1993, primarily due to regulatory balancing account adjustments for the CPUC-approved purchased-power settlement in 1992 and lower interest rates in 1993.


FINANCIAL CONDITION

Edison's liquidity is primarily affected by debt maturities, dividend payments and construction expenditures. Recent CPUC decisions (see Regulatory Matters) may affect Edison's ability to raise or retain current dividend levels paid to SCEcorp. Capital resources include cash from operations and external financings.

CASH FLOWS FROM OPERATING ACTIVITIES

Net cash provided by operating activities totaled $1.7 billion in 1993 and $1.8 billion in both 1992 and 1991. Edison continues to meet most of its capital requirements with cash from operations.

CASH FLOWS FROM FINANCING ACTIVITIES

Short-term debt is used to finance fuel inventories, balancing account undercollections and general cash requirements. Long-term debt is used mainly to finance capital expenditures. External financings are influenced by market conditions and other factors, including limitations imposed by Edison's articles of incorporation and trust indenture. As of December 31, 1993, Edison could issue approximately $6.6 billion of additional first and refunding mortgage bonds and $4.4 billion of preferred stock at current interest and dividend rates.

Edison has lines of credit of $500 million for short-term debt and $500 million for the long-term refinancing of certain variable- rate pollution-control bonds.

Two credit rating agencies affirmed Edison's credit rating following the CPUC's 1994 cost-of-capital proceedings (see Regulatory Matters). One of these agencies also lowered Edison's commercial paper rating to be consistent with the previous overall downgrade in November 1992, from double-A to single-A-plus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
AND FINANCIAL CONDITION

California law prohibits Edison from incurring or guaranteeing debt for its nonutility affiliates. Additionally, the CPUC regulates Edison's capital structure, limiting the dividends it may pay SCEcorp.

CASH FLOWS FROM INVESTING ACTIVITIES

The primary uses of cash for investing activities are additions to property and plant and contributions to nuclear decommissioning trusts. Edison contributes approximately $96 million per year to nuclear decommissioning trusts. Trust contributions will continue until decommissioning begins.

PROJECTED CAPITAL REQUIREMENTS

Edison's projected capital requirements for the years 1994 through 1998 are:



In millions                       1994        1995        1996        1997         1998
- ------------------------------------------------------------------------------------------
Construction expenditures         $1,141      $1,183       $1,067      $1,093      $1,348
Maturities of long-term debt         151         201           1          501         447
                                  ------      ------      ------       ------      ------
TOTAL                             $1,292      $1,384      $1,068       $1,594      $1,795
                                  ------      ------      ------       ------      ------


REGULATORY MATTERS

The CPUC increased Edison's authorized revenue by $232 million, or 3.2%, for 1994. The increase includes a $275 million increase for fuel and related costs and an $82 million increase for higher operating costs, partially offset by a $108 million decrease for the lower costs of debt and equity.

In its 1994 cost-of-capital decision, the CPUC approved Edison's request to increase its equity ratio from 46% to 47.25%. The increase reflects the CPUC's recognition of Edison's need to reduce debt to levels more in line with other utilities and the competitive environment. The CPUC also authorized Edison an 11.0% return on common equity for 1994. Authorized return on common equity was 11.8% for 1993 and 12.65% for 1992. This decision is expected to reduce 1994 earnings by about $25 million.

The CPUC is reviewing Edison's costs (approximately $90 million) related to a 1985 steam-pipe rupture at the Mohave Generating Station. A December 1993 proposed decision, issued by a CPUC administrative law judge, recommended disallowance of all accident- related expenditures. A final CPUC decision, expected in 1994, may accept or modify the proposed decision. If accepted, a second phase of this proceeding will quantify the disallowance. Edison maintains the accident was caused by a manufacturing defect in a seam weld and filed comments on January 20, 1994, contesting the proposed decision. The probable effect on net income cannot be determined at this time, but Edison believes it will not materially affect its financial position.

The CPUC is also reviewing extended outages at Palo Verde. The CPUC's Division of Ratepayer Advocates (DRA) initially recommended a disallowance valued at $169 million. In September 1993, Edison and the DRA agreed to settle these disputes for $38 million, subject to CPUC approval. The effect of the settlement has been fully reflected in the financial statements. A CPUC decision is expected in early 1994.

In its 1995 general rate case filing, Edison requested a $117 million revenue increase to recover the higher costs of operations (excluding fuel) resulting from inflation and new capital investments. This increase, adjusted for inflation, represents a 7.2% reduction from Edison's 1992 authorized revenue. In addition, Edison filed a proposal for a performance-based rate-making mechanism that would determine most of Edison's revenue (excluding fuel) from 1995-2000 (see Competitive Environment). Hearings on both matters will be conducted in 1994 with implementation, if approved, in January 1995.

                                              SOUTHERN CALIFORNIA EDISON COMPANY

ENVIRONMENTAL PROTECTION

Costs to protect the environment continue to grow due to increasingly stringent laws and regulations.

Edison has identified 42 sites for which it is, or may be, responsible for remediation under environmental laws. Edison is participating in investigations and cleanups at a number of these sites and has recorded a $60 million liability for its estimated minimum costs to clean up several sites. Additional costs may be incurred as progress is made in determining the magnitude of required remedial actions, as Edison's share of these costs in proportion to other responsible parties is determined, and as additional investigations and cleanups are performed. The CPUC currently allows rate recovery of environmental-cleanup costs after reasonableness reviews. However, in a recent decision, the CPUC concluded that this procedure may not be appropriate and requested interested parties to recommend alternatives. In late 1993, the major California utilities, the DRA and others recommended an incentive mechanism for these costs, where shareholders would fund 10% of cleanup costs, with the opportunity to recover these costs through insurance. Accordingly, Edison has recorded a regulatory asset representing 90% of the estimated cleanup costs. A final CPUC decision is expected in early 1994.

The 1990 federal Clean Air Act requires power producers to have emissions allowances to emit sulfur dioxide. Power companies receive emissions allowances from the federal government and may bank or sell excess allowances. Edison expects to have excess allowances under Phase II of the Clean Air Act (2000 and later). The act also calls for a five-year study of regional haze in the southwestern U.S. In addition, the U.S. Environmental Protection Agency is conducting a study of the effect of air contaminant emissions on visibility in Grand Canyon National Park. The potential effect of these studies on sulfur dioxide emissions regulations for the Mohave Coal Generating Station is unknown.

Edison's projected capital expenditures to protect the environment are $1.2 billion for the 1994-1998 period, mainly for placing overhead distribution lines underground and reducing nitrogen-oxides emissions from gas-fired electric generators. Local regulations may lower Edison's projected capital expenditures (up to $330 million by 1998) to reduce nitrogen-oxides emissions.

The possibility that exposure to electric and magnetic fields (EMF) emanating from power lines, household appliances and other electric sources may result in adverse health effects has received increased attention. The scientific community has not yet reached a consensus on the nature of any health effects of EMF. However, an administrative law judge's proposed decision provides for a rate-recoverable research and public education program conducted by California electric utilities, and authorizes these utilities to take no-cost or low-cost steps to reduce EMF in new electric facilities.
Edison is unable to predict when or if the scientific community will be able to reach a consensus on any health effects of EMF, or the effect that such a consensus, if reached, could have on future electric operations.

The probable effect on net income of these environmental-protection matters cannot be determined at this time, but Edison believes it will not materially affect its financial position.


COMPETITIVE ENVIRONMENT

Electric utilities have historically operated in a highly regulated environment that provides limited opportunities for direct competition in providing electric service to their customers. This regulatory environment is being challenged and Edison expects even greater competition in the generation sector of its business in the next decade. The Energy Policy Act of 1992 assures that all power producers have access to transmission service for wholesale transactions between utility and nonutility generators. Some parties are seeking additional deregulation of power markets to obtain direct access to utility customers who are the ultimate users of the energy. This is referred to as "retail wheeling," which Edison opposes because it would adversely affect most existing utility customers and would not contribute to economic efficiency.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
AND FINANCIAL CONDITION

Due to this changing regulatory environment, Edison has requested a performance-based rate-making mechanism (see Regulatory Matters). The filing asks for a revenue-indexing formula that combines operating expenses and capital-related costs into a single index. This is a departure from the traditional utility model that links earnings with capital investment, and will more efficiently utilize monetary resources and will allow for the sharing of some cost savings between customers and shareholders. Edison will continue to focus on increased productivity to further reduce its cost base.


NEW ACCOUNTING STANDARDS

In January 1993, Edison adopted a new income tax accounting standard. This standard requires the balance sheet method to account for income taxes, where deferred taxes are recognized for all temporary differences between book and tax income. Upon adoption, Edison recorded balance sheet adjustments of $2.1 billion for previously unrecorded deferred taxes on temporary differences, including the effect of the 1993 tax rate change. Substantially all of these deferred taxes were offset by deferred charges representing amounts expected to be recovered in future rates. The cumulative effect of adoption increased Edison's 1993 earnings by $8 million.

In January 1993, Edison also adopted a new accounting standard for postretirement benefits other than pensions, which requires the expected cost of these benefits to be charged to expense during employees' years of service. Previously, the costs of these benefits were recognized as expense when paid or funded. Edison will amortize its $724 million obligation related to prior service over 20 years. The CPUC allows Edison to recover tax-deductible funding for these benefits in rates. Any difference between expense determined under the new standard and amounts authorized for rate recovery is not expected to be material and will be charged to earnings.


QUARTERLY FINANCIAL DATA

                                           1993                                                    1992
                           -------------------------------------------------      ----------------------------------------------
In millions                TOTAL     FOURTH      THIRD     SECOND      FIRST      TOTAL     FOURTH      THIRD    SECOND    FIRST
- --------------------------------------------------------------------------------------------------------------------------------
Operating revenue          $7,397    $1,743      $2,263    $1,690      $1,701     $7,722    $1,870      $2,457   $1,710    $1,685
Operating income            1,164       259         364       273         268      1,230       275         391      276       288
Net income                    678       139         243       153         143        673       143         232      141       157
Earnings available for
     common stock             637       129         232       143         133        631       133         221      132       145
Common dividends declared     634       159         159       159         157        621       156         157      157       151

CONSOLIDATED STATEMENTS OF INCOME
SOUTHERN CALIFORNIA EDISON COMPANY




In thousands              Year ended December 31,         1993         1992          1991
- --------------------------------------------------------------------------------------------
OPERATING REVENUE                                      $7,396,599   $7,721,613    $7,297,759
- --------------------------------------------------------------------------------------------
Fuel                                                      792,056      835,734       708,813
Purchased power                                         2,498,349    2,250,701     2,200,743
Provisions for regulatory adjustment clauses--net        (286,894)     340,066       383,478
Other operating expenses                                1,263,046    1,187,634     1,118,958
Maintenance                                               360,423      358,792       381,499
Depreciation and decommissioning                          892,502      796,653       758,932
Income taxes                                              505,899      519,792       429,916
Property and other taxes                                  206,775      202,157       198,386
- --------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                6,232,156    6,491,529     6,180,725
- --------------------------------------------------------------------------------------------
OPERATING INCOME                                        1,164,443    1,230,084     1,117,034
- --------------------------------------------------------------------------------------------
Provision for rate phase-in plan                         (137,300)    (146,952)      (81,825)
Allowance for equity funds used during construction        20,262       20,237        15,570
Other nonoperating income--net                             63,703       70,151       109,133
- --------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)--NET                      (53,335)     (56,564)       42,878
- --------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST EXPENSE                          1,111,108    1,173,520     1,159,912
- --------------------------------------------------------------------------------------------
Interest on long-term debt                                399,137      431,067       447,531
Other interest expense                                     51,071       86,948        97,855
Allowance for borrowed funds used during construction     (16,167)     (16,531)      (12,373)
Capitalized interest                                         (978)        (873)       (2,654)
- --------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE--NET                               433,063      500,611       530,359
- --------------------------------------------------------------------------------------------
NET INCOME                                                678,045      672,909       629,553
Dividends on preferred stock                               40,722       42,256        42,238
- --------------------------------------------------------------------------------------------
EARNINGS AVAILABLE FOR COMMON STOCK                    $  637,323   $  630,653    $  587,315
- --------------------------------------------------------------------------------------------



CONSOLIDATED STATEMENTS OF RETAINED EARNINGS



In thousands              Year ended December 31,         1993         1992          1991
- --------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                           $2,428,945   $2,424,090    $2,430,662
Net income                                                678,045      672,909       629,553
Dividends declared on common stock                       (633,583)    (620,956)     (593,887)
Dividends declared on preferred stock                     (40,722)     (42,256)      (42,238)
Reacquired capital stock expense                           (2,504)      (4,842)           --
- --------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                 $2,430,181   $2,428,945    $2,424,090
- --------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEETS




In thousands              December 31,                                 1993          1992
- ---------------------------------------------------------------------------------------------
ASSETS
- ---------------------------------------------------------------------------------------------
Utility plant, at original cost                                     $18,436,134   $17,804,631
Less--accumulated provision for depreciation
      and decommissioning                                             7,138,289     6,543,686
- ---------------------------------------------------------------------------------------------
                                                                     11,297,845    11,260,945
Construction work in progress                                           857,225       723,765
Nuclear fuel, at amortized cost                                         148,012       123,609
- ---------------------------------------------------------------------------------------------
TOTAL UTILITY PLANT                                                  12,303,082    12,108,319
- ---------------------------------------------------------------------------------------------
Nonutility property--less accumulated provision
     for depreciation of $31,573 and $29,540
     at respective dates                                                 61,838        29,816
Nuclear decommissioning trusts                                          788,575       647,620
Other investments                                                        20,577        19,335
- ---------------------------------------------------------------------------------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                    870,990       696,771
- ---------------------------------------------------------------------------------------------
Cash and equivalents                                                    204,919       266,707
Receivables, including unbilled revenue, less allowances
     of $18,422 and $13,319 for uncollectible accounts
     at respective dates                                                831,070       852,691
Fuel inventory                                                          120,859       108,199
Materials and supplies, at average cost                                 104,092       110,160
Accumulated deferred income taxes--net                                  204,119       193,760
Prepayments and other current assets                                     97,518       176,056
- ---------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                  1,562,577     1,707,573
- ---------------------------------------------------------------------------------------------
Unamortized debt issuance and reacquisition expense                     381,781       300,615
Rate phase-in plan                                                      364,209       487,621
Unamortized nuclear plant--net                                          273,837       379,817
Income tax-related deferred charges                                   2,016,194            --
Other deferred charges                                                  318,949       287,946
- ---------------------------------------------------------------------------------------------
TOTAL DEFERRED CHARGES                                                3,354,970     1,455,999
- ---------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        $18,091,619   $15,968,662
- ---------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.

                                            SOUTHERN CALIFORNIA EDISON COMPANY




In thousands              December 31,                                 1993          1992
- ---------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
- ---------------------------------------------------------------------------------------------
Common shareholder's equity:
     Common stock (434,888 shares
       outstanding at respective dates)                             $ 2,168,054   $   906,017
     Additional paid-in capital                                         327,363     1,439,717
     Retained earnings                                                2,430,181     2,428,945
- ---------------------------------------------------------------------------------------------
                                                                      4,925,598     4,774,679
Preferred stock:
     Not subject to mandatory redemption                                358,755       358,755
     Subject to mandatory redemption                                    275,000       278,488
Long-term debt                                                        5,233,697     5,183,621
- ---------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                 10,793,050    10,595,543
- ---------------------------------------------------------------------------------------------
OTHER LONG-TERM LIABILITIES                                             266,595       341,674
- ---------------------------------------------------------------------------------------------
Current portion of long-term debt and redeemable preferred stock        151,200       112,957
Short-term debt                                                         613,094       607,647
Accounts payable                                                        336,464       375,089
Accrued taxes                                                           394,740       338,183
Accrued interest                                                         89,615       112,518
Dividends payable                                                       162,818       161,343
Regulatory balancing accounts--net                                       57,932        87,523
Deferred unbilled revenue and other current liabilities                 653,233       616,162
- ---------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                             2,459,096     2,411,422
- ---------------------------------------------------------------------------------------------
Accumulated deferred income taxes--net                                3,616,657     1,684,990
Accumulated deferred investment tax credits                             421,338       426,155
Customer advances and other deferred credits                            534,883       508,878
- ---------------------------------------------------------------------------------------------
TOTAL DEFERRED CREDITS                                                4,572,878     2,620,023
- ---------------------------------------------------------------------------------------------
Commitments and contingencies
     (Notes 2, 8, 9 and 10)
TOTAL CAPITALIZATION AND LIABILITIES                                $18,091,619   $15,968,662
- ---------------------------------------------------------------------------------------------



The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
SOUTHERN CALIFORNIA EDISON COMPANY




In thousands              Year ended December 31,         1993         1992          1991
- ---------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                             $   678,045  $   672,909   $   629,553
Adjustments for noncash items:
     Depreciation and decommissioning                      892,502      796,653       758,932
     Amortization                                          100,740      143,483       159,062
     Rate phase--in plan                                   123,412      125,570        42,759
     Deferred income taxes and investment tax credits      106,216      (63,792)       (4,397)
     Other long-term liabilities                           (75,079)      35,154       146,014
     Nonrecurring charges                                       --           --        78,500
     Other--net                                            (33,666)      46,493        45,498
Changes in working capital components:
     Receivables                                            21,621      (21,435)      (58,148)
     Regulatory balancing accounts                         (29,591)     245,356        67,652
     Fuel inventory, materials and supplies                 (6,592)      56,968         9,887
     Prepayments and other current assets                   78,538      (13,169)      (67,270)
     Accrued interest and taxes                           (176,598)     (91,473)       (1,062)
     Accounts payable and other current liabilities         (1,554)    (123,363)        7,051
- ---------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                1,677,994    1,809,354     1,814,031
- ---------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuances of long-term debt                              2,155,919    1,009,624       717,443
Issuances of preferred stock                                74,598      295,994            --
Repayment of long-term debt                             (2,179,772)  (1,301,762)     (293,603)
Redemption of preferred stock                              (86,392)    (231,691)      (11,738)
Nuclear fuel financing--net                                  7,663     (126,340)       22,653
Short-term debt financings--net                              5,447      (27,771)     (581,115)
Dividends paid                                            (672,830)    (654,580)     (627,925)
Capital transfers                                          150,000      184,500        (3,000)
- ---------------------------------------------------------------------------------------------
NET CASH USED BY FINANCING ACTIVITIES                     (545,367)    (852,026)     (777,285)
- ---------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and plant                         (1,040,425)    (786,859)     (964,343)
Nuclear decommissioning trusts                            (140,955)    (131,753)     (131,200)
Other--net                                                 (13,035)        (149)      (33,880)
- ---------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                   (1,194,415)    (918,761)   (1,129,423)
- ---------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS            (61,788)      38,567       (92,677)
CASH AND EQUIVALENTS, BEGINNING OF YEAR                    266,707      228,140       320,817
- ---------------------------------------------------------------------------------------------
CASH AND EQUIVALENTS, END OF YEAR                      $   204,919  $   266,707   $   228,140
- ---------------------------------------------------------------------------------------------
CASH PAYMENTS FOR INTEREST AND TAXES:
Interest                                               $   398,151  $   445,443   $   496,856
Taxes                                                      454,201      532,310       435,982
- ---------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SOUTHERN CALIFORNIA EDISON COMPANY


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SCEcorp owns all of the outstanding common stock of Southern California Edison Company. Edison is a public utility which supplies electric energy in Central and Southern California. The consolidated financial statements include Edison and its subsidiaries. Intercompany transactions have been eliminated.

Edison's accounting policies conform with generally accepted accounting principles for regulated enterprises and reflect the rate- making policies of the California Public Utilities Commission (CPUC) and the Federal Energy Regulatory Commission.

Certain prior-year reclassifications have been made to conform to the December 31, 1993, financial statement presentation.

CASH EQUIVALENTS

Cash equivalents include temporary investments with original maturities of three months or less. Due to their short maturities, reported amounts approximate fair value.

CONSTRUCTION FINANCING COSTS

Allowance for funds used during construction (AFUDC) represents the estimated cost of debt and equity funds that finance utility- plant construction. AFUDC is capitalized as a cost of utility plant and reported in current earnings. AFUDC is recovered in rates through depreciation when completed projects are placed into commercial operation.

DEBT ISSUANCE AND REACQUISITION EXPENSE

Debt premium, discount and issuance expenses are amortized over the life of each issue. Debt reacquisition expenses are amortized over the remaining life of the reacquired debt or, if refinanced, the life of the new debt.

DEPRECIATION AND DECOMMISSIONING

Depreciation of utility plant is computed on a straight-line, remaining-life basis. Decommissioning of Edison's nuclear generating facilities will cost an estimated $1.0 billion in current-year dollars. Decommissioning costs are accrued and recovered in rates over the life of the facility through charges to depreciation expense ($141 million in 1993). The accumulated balance of these costs ($797 million at December 31, 1993) approximates amounts funded, which are held in trusts until decommissioning begins. Funded amounts are invested in high-grade securities and reported at the lower of cost or market value.
The market value of the trusts was $853 million and $683 million at December 31, 1993, and 1992, respectively (based on quoted market prices). Earnings on these funds are included in other income. Approximately 86% of the trust fund contributions were tax-deductible.

Edison expects to decommission its facilities by prompt removal or decontamination at the end of their useful lives. Decommissioning at Palo Verde Nuclear Generating Station is scheduled to begin in 2024.
Decommissioning at San Onofre Nuclear Generating Station is scheduled to begin in 2013. San Onofre Unit 1, which shut down in 1992, will be stored until decommissioning begins at the other San Onofre units. The estimated current-dollar decommissioning costs for Unit 1 have been recorded as a liability.

Under the Energy Policy Act of 1992, Edison is liable for its share of the estimated costs to decommission three federal nuclear enrichment facilities. Edison's share is based on the number of nuclear enrichment units purchased, and will be paid over 15 years. These costs are fully recoverable through rates. The fair value of this obligation was $59 million and $58 million at December 31, 1993, and 1992, respectively (estimated by discounting future cash flows).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NUCLEAR FUEL

The cost of nuclear fuel, including disposal, is amortized to fuel expense on the basis of generation. Under CPUC rate-making procedures, nuclear-fuel financing costs are capitalized until the fuel is placed into production.

RATE PHASE-LN PLAN

Collection of $200 million in revenue for each unit at Palo Verde was deferred during the first four years of operation, under a CPUC-authorized rate phase-in plan. The deferred revenue (including interest) is collected evenly over the final six years of each unit's plan. The plans end in 1996 for Units 1 and 2, and in 1998 for Unit 3.

REGULATORY BALANCING ACCOUNTS

The differences between CPUC-authorized and actual kilowatt-hour sales or energy costs are accumulated in balancing accounts until they are refunded to, or recovered from, utility customers through authorized rate adjustments (with interest). Income tax effects on balancing account changes are deferred.

CPUC-established target generation levels act as performance incentives for Edison's nuclear generating stations. Fuel savings or costs above or below these targets are shared equally by Edison and its customers through balancing account adjustments.

RESEARCH, DEVELOPMENT AND DEMONSTRATION (RD&D)

RD&D costs are charged to expense unless they are expected to result in plant construction. If construction does not result, any capitalized costs are subsequently charged to expense. RD&D expenses are recorded in a balancing account. At the end of the rate- case cycle, authorized but unspent RD&D funds are refunded to customers. RD&D expenses were $49 million in 1993, $40 million in 1992 and $49 million in 1991.

REVENUE

Operating revenue includes amounts for services rendered but unbilled at the end of each year.

SAN ONOFRE UNIT 1

In November 1992, Edison discontinued operation of San Onofre Unit 1. Edison will recover its investment, plus an 8.98% rate of return, by mid-1996.

UTILITY PLANT

Plant additions, including replacements and betterments, are capitalized. Such costs include direct material and labor, construction overhead and AFUDC. Replaced or retired property and removal costs--less salvage--are charged to the accumulated provision for depreciation.


NOTE 2.  REGULATORY MATTERS

MOHAVE OUTAGE REVIEW

In 1986, the CPUC began investigating a 1985 steam-pipe rupture at the Mohave Generating Station. Edison, plant operator and 56% owner, incurred costs of approximately $90 million, after insurance recoveries, to repair damage and provide replacement power during the six-month outage. In 1991, the CPUC's Division of Ratepayer Advocates (DRA) alleged that Edison contributed to the piping failure by imprudently operating the plant and recommended the disallowance of all accident-related expenditures. A December 1993 proposed decision issued by a CPUC administrative law judge agreed with the DRA's allegations. The final decision by the CPUC, expected in 1994, may accept or modify the proposed decision. If accepted, a second phase of this proceeding will quantify the disallowance.

                                            SOUTHERN CALIFORNIA EDISON COMPANY

Edison maintains the accident was caused by a manufacturing defect in a seam weld and filed comments on January 20, 1994, contesting the proposed decision. The probable effect on net income cannot be determined at this time, but Edison believes it will not materially affect its financial position.

PALO VERDE OUTAGE REVIEW

In March 1989, Arizona Public Service Company, operating agent for Palo Verde, removed Units 1 and 3 from service for modifications required by regulatory agencies. As required by state law, the CPUC conducted an investigation, and ordered the authorized revenue collected during the outages be subject to refund. The units resumed operation in December 1989 and July 1990.

During 1992, the CPUC consolidated its reasonableness review of replacement power costs from several Unit 2 outages in 1989 and 1990 with the investigation of Units 1 and 3. The DRA initially recommended a disallowance valued at $169 million, including: $63 million of revenue collected during the outages (including interest); $5 million for capital projects deemed unnecessary; $50 million in replacement power costs; and $51 million in penalties for environmental effects of replacement power and the outages' effect on the regional energy market. Edison filed testimony that its costs were reasonably incurred.

In September 1993, Edison and the DRA agreed to settle these disputes for $38 million (including $29 million for replacement power costs, $2 million for capital projects and $7 million for interest), subject to CPUC approval. The effect of the settlement has been fully reflected in the financial statements. A CPUC decision is expected in early 1994.

RD&D COST REVIEW

In Edison's 1992 general rate case, the CPUC deferred a decision (pending additional information from Edison) on the recovery of $56 million in capitalized RD&D costs. Edison refiled, requesting that $35 million be included in rate base and $17 million be classified as RD&D expense. Subsequently, additional adjustments of $11 million were recorded. In August 1993, the DRA filed its position on Edison's RD&D capital refiling, recommending further disallowances of about $15 million. Edison is contesting the DRA's recommendation. A CPUC decision is expected in early 1994. The probable effect on net income cannot be determined at this time, but Edison believes it will not materially affect its results of operations or financial position.

RESALE RATES

Resale revenue related to pending rate proceedings is subject to refund with interest if subsequently disallowed by the Federal Energy Regulatory Commission. Edison believes any refunds from pending rate proceedings will not materially affect its results of operations or financial position.

NOTE 3.  DEBT

LONG-TERM DEBT

California law prohibits Edison from incurring or guaranteeing debt for its nonutility affiliates.

Almost all Edison properties are subject to a trust indenture lien.

Edison has pledged first and refunding mortgage bonds as security for borrowed funds obtained from pollution-control bonds issued by government agencies. Edison uses these proceeds to finance construction of pollution-control facilities. Bondholders have limited discretion in redeeming certain pollution-control bonds, and Edison has arranged with securities dealers to remarket or purchase them in such cases.

Edison had interest-rate swap and cap agreements to reduce the effect of changes in interest rates on $226 million of its debt at December 31, 1993, and 1992. The fair value of the agreements (the cost to terminate them) was estimated at $29 million and $14 million at December 31, 1993, and 1992, respectively (based on brokers' quotes). Edison is exposed to credit loss from nonperformance by counterparties to these agreements, but does not anticipate such nonperformance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commercial paper that finances nuclear fuel scheduled to be used more than one year after the balance sheet date is classified as long-term debt.

Long-term debt maturities and sinking-fund requirements for the next five years are: 1994--$151 million; 1995--$201 million; 1996-- $1 million; 1997--$501 million; and 1998--$447 million.

Long-term debt consisted of:



In millions               December 31,                               1993          1992
- ----------------------------------------------------------------------------------------
First and refunding mortgage bonds:
     1994--1997 (5.55% to 6.125%)                                   $  700        $1,050
     1998--2002 (5.45% to 7.5%)                                        725           650
     2003--2026 (5.875% to 10%)                                      2,118         2,025
Pollution-control bonds:
     1999--2027 (5.585% to 7.2% and variable)                        1,208         1,209
Funds held by trustees                                                  (2)           (2)
Debentures and notes:
     1994--2003 (4.875% to 7.375%)                                     645           352
Commercial paper for nuclear fuel                                       70            63
Spent nuclear fuel obligation                                           --             6
Long-term debt due within one year                                    (151)         (108)
Unamortized debt discount--net                                         (79)          (61)
- ----------------------------------------------------------------------------------------
TOTAL                                                               $5,234        $5,184
- ----------------------------------------------------------------------------------------
FAIR VALUE (BASED ON BROKERS' QUOTES)                               $5,579        $5,537
- ----------------------------------------------------------------------------------------

SHORT-TERM DEBT

Edison has lines of credit it can use at negotiated or bank index rates. At December 31, 1993, such lines totaled $1.0 billion, with $500 million supporting commercial paper. The remaining $500 million is available for the long-term refinancing of certain variable-rate pollution-control debt.

Short-term debt consisted of:



In millions               December 31,                              1993          1992
- --------------------------------------------------------------------------------------
Balancing accounts                                                  $163          $247
Fuel                                                                 270           228
General purpose                                                      252           198
- --------------------------------------------------------------------------------------
Total commercial paper                                               685           673
Amount reclassified as long-term                                     (70)          (63)
Unamortized debt discount                                             (2)           (2)
- --------------------------------------------------------------------------------------
TOTAL                                                               $613          $608
- --------------------------------------------------------------------------------------

Due to these instruments' short maturities, reported amounts approximate fair value.

NOTE 4.  EQUITY

The CPUC regulates Edison's capital structure, limiting the dividends it may pay SCEcorp.

Authorized common stock is 560 million shares with no par value. Effective June 1, 1993, Edison split its common stock two-for-one, and changed the nominal value of the stock from $4-1/6 par to no par; prior years have not been restated.

Authorized shares of preferred and preference stock are: $25 cumulative preferred--24 million; $100 cumulative preferred--12 million; and
preference--50 million. All cumulative preferred stocks are redeemable. Mandatorily redeemable preferred stocks are subject to sinking-fund
provisions.   When

                                            SOUTHERN CALIFORNIA EDISON COMPANY

preferred shares are redeemed, the premiums paid are charged to common equity. There are no preferred stock redemption requirements for the next five years. The fair value estimates of preferred stock subject to mandatory redemption were based on brokers' quotes.

Cumulative preferred stock consisted of:



Dollars in millions, except per-share amounts      December 31,     1993       1992
- ------------------------------------------------------------------------------------
                                         December 31, 1993
                                 --------------------------------
                                      Shares       Redemption
                                    Outstanding       Price
                                   ------------    -----------
NOT SUBJECT TO MANDATORY
     REDEMPTION:
$25 PAR VALUE:
4.08% Series                      1,000,000        $ 25.50         $ 25         $ 25
4.24                              1,200,000          25.80           30           30
4.32                              1,653,429          28.75           41           41
4.78                              1,296,769          25.80           33           33
5.80                              2,200,000          25.25           55           55
7.36                              4,000,000          25.00          100          100
$100 PAR VALUE:
7.58% Series                        750,000         101.00           75           75
- ------------------------------------------------------------------------------------
TOTAL                                                              $359         $359
- ------------------------------------------------------------------------------------
SUBJECT TO MANDATORY REDEMPTION:
$100 PAR VALUE:
6.05% Series                        750,000        $100.00         $ 75         $ --
6.45                              1,000,000         100.00          100          100
7.23                              1,000,000         100.00          100          100
7.325                                    --             --           --           42
7.80                                     --             --           --           41
Preferred stock to be redeemed within one year                       --           (5)
- ------------------------------------------------------------------------------------
TOTAL                                                              $275         $278
- ------------------------------------------------------------------------------------
FAIR VALUE OF PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION      $291         $288
- ------------------------------------------------------------------------------------


Changes in preferred stocks were:



In thousands of shares    Year ended December 31,     1993          1992           1991
- ----------------------------------------------------------------------------------------
SERIES:
6.05%                                                 750            --            --
6.45                                                   --         1,000            --
7.23                                                   --         1,000            --
7.325                                                (427)          (30)          (30)
7.36                                                   --         4,000            --
7.80                                                 (411)          (18)          (18)
8.54                                                   --          (547)          (22)
8.70                                                   --          (500)           --
8.70A                                                  --          (394)          (13)
8.96                                                   --          (500)           --
12.31                                                  --          (277)          (34)
- ----------------------------------------------------------------------------------------
NET ISSUANCES (REDEMPTIONS)                           (88)        3,734          (117)
- ----------------------------------------------------------------------------------------


NOTE 5.  INCOME TAXES

Edison and its subsidiaries will be included in SCEcorp's consolidated federal income tax and combined state franchise tax returns. Under income tax allocation agreements, each subsidiary calculates its own tax liability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CHANGE IN ACCOUNTING PRINCIPLE

In January 1993, Edison adopted a new income tax accounting standard. This standard requires the balance sheet method to account for income taxes, where deferred taxes are recognized for all temporary differences between book and tax income. Prior-year financial statements have not been restated; they reflect income taxes accounted for under the income statement method.

Upon adoption of the standard, Edison recorded balance sheet adjustments of $2.1 billion for previously unrecorded deferred taxes on temporary differences, including the effects of the 1993 tax rate change. Substantially all of these deferred taxes were offset by deferred charges representing amounts expected to be recovered in future rates. The cumulative effect of adoption increased 1993 earnings by $8 million.

CURRENT AND DEFERRED TAXES

Income tax expense includes the current tax liability from operations and the change in deferred income taxes during the year. Investment tax credits are amortized over the lives of the related properties.

The components of the net accumulated deferred income tax liability were:



                                                                 December 31,     January 1,
In millions                                                         1993             1993
- ---------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Depreciation                                                     $   240          $   61
Investment tax credits                                               310             297
Regulatory balancing accounts                                        171              89
Other                                                                536             601
- ----------------------------------------------------------------------------------------------
TOTAL                                                             $1,257          $1,048
- ----------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
Depreciation                                                      $2,639          $2,538
Property-related                                                   1,391           1,476
Other                                                                640             451
- ----------------------------------------------------------------------------------------------
TOTAL                                                             $4,670          $4,465
- ----------------------------------------------------------------------------------------------
ACCUMULATED DEFERRED INCOME TAXES--NET                            $3,413          $3,417
- ----------------------------------------------------------------------------------------------
CLASSIFICATION OF ACCUMULATED DEFERRED INCOME TAXES:
Included in deferred credits                                      $3,617          $3,651
Included in current assets                                           204             234
- ----------------------------------------------------------------------------------------------

The current and deferred components of income tax expense were:



In millions               Year ended December 31,        1993         1992          1991
- ------------------------------------------------------------------------------------------
CURRENT:
Federal                                                  $219         $388          $300
State                                                      83          119           117
- ------------------------------------------------------------------------------------------
                                                          302          507           417
- ------------------------------------------------------------------------------------------
DEFERRED--FEDERAL AND STATE:
Accrued charges                                           (38)          (8)          (81)
Depreciation                                               62          127           128
Investment and energy tax credits--net                    (26)         (21)          (24)
Rate phase-in plan                                        (51)         (50)          (17)
Regulatory balancing accounts                             118         (121)          (27)
Resale revenue                                             26           34            22
Retirement of debt                                         33           (5)            3
Other                                                     (18)         (19)           (8)
- -------------------------------------------------------------------------------------------
                                                          106          (63)           (4)
- -------------------------------------------------------------------------------------------
TOTAL INCOME TAX EXPENSE                                 $408         $444          $413
- -------------------------------------------------------------------------------------------
CLASSIFICATION OF INCOME TAXES:
Included in operating income                             $506         $520          $430
Included in other income                                  (98)         (76)          (17)
- -------------------------------------------------------------------------------------------

                                            SOUTHERN CALIFORNIA EDISON COMPANY

The composite federal and state statutory income tax rate was 41.045% for 1993 and 40.138% for 1992 and 1991.

A reconciliation of the federal statutory income tax rate to the effective rate is presented below:



                          Year ended December 31,            1993         1992        1991
- -------------------------------------------------------------------------------------------
Federal statutory rate                                       35.0%        34.0%       34.0%
Depreciation and related timing differences not deferred      5.8          3.2         4.6
Capitalized software                                         (1.8)         0.3          --
Investment and energy tax credits                            (2.4)        (1.9)       (2.5)
Merger expenses                                                --           --        (2.3)
State tax--net of federal deduction                           5.5          4.6         5.8
Other                                                        (4.5)        (0.5)         --
- -------------------------------------------------------------------------------------------
EFFECTIVE TAX RATE                                           37.6%        39.7%       39.6%
- -------------------------------------------------------------------------------------------



NOTE 6.  EMPLOYEE BENEFIT PLANS

PENSION PLAN

Edison has a noncontributory, defined-benefit pension plan, administered by a trustee, that covers employees meeting minimum service requirements. Benefits are based on years of accredited service and average base pay. Edison funds the plan on a level-premium actuarial method. Annual contributions meet minimum legal funding requirements and do not exceed the maximum amounts deductible for income taxes. Prior service costs from pension plan amendments are funded over 30 years. Plan assets are primarily common stocks, corporate and government bonds, and short-term investments.

Net pension cost recognized is calculated under the actuarial method used for ratemaking. The difference between pension costs calculated for accounting and ratemaking is deferred.

The plan's funded status was:



In millions               December 31,                                    1993        1992
- ---------------------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS:
Vested benefits                                                           $1,340      $1,434
Nonvested benefits                                                           164          38
- ---------------------------------------------------------------------------------------------
Accumulated benefit obligation                                             1,504       1,472
Value of projected future compensation levels                                551         489
- ---------------------------------------------------------------------------------------------
PROJECTED BENEFIT OBLIGATION                                              $2,055      $1,961
- ---------------------------------------------------------------------------------------------
PLAN ASSETS AT FAIR VALUE                                                 $2,196      $1,943
- ---------------------------------------------------------------------------------------------
Projected benefit obligation in excess of (less than) plan assets         $ (141)     $   18
Unrecognized net gain                                                        248          84
Unrecognized prior service cost                                               (5)         (5)
Unrecognized net obligation being amortized over 17 years                    (59)        (65)
- ----------------------------------------------------------------------------------------------
ACCRUED PENSION LIABILITY                                                 $   43      $   32
- ----------------------------------------------------------------------------------------------
Discount rate                                                               7.25%        7.0%
Rate of increase in future compensation                                      5.0%        5.0%
Expected long-term rate of return on assets                                  8.0%        8.0%
- ----------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of pension expense were:



In millions               Year ended December31,          1993          1992          1991
- -----------------------------------------------------------------------------------------------
NET PENSION EXPENSE:
Service cost for benefits earned                          $  69         $  55         $  53
Interest cost on projected benefit obligation               138           127           126
Actual return on plan assets                               (289)          (86)         (375)
Net amortization and deferral                               141           (63)          251
- ------------------------------------------------------------------------------------------------
Pension expense under accounting standards                   59            33            55
Regulatory adjustment                                       (11)           14            (7)
- ------------------------------------------------------------------------------------------------
NET PENSION EXPENSE RECOGNIZED                            $  48         $  47         $  48
- ------------------------------------------------------------------------------------------------




POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Employees retiring at or after age 55, who have at least 10 years of service, are eligible for postretirement health care, dental, life insurance and other benefits. Health care benefits are subject to deductibles, copayment provisions and other limitations.

In January 1993, Edison adopted a new accounting standard for postretirement benefits other than pensions, which requires the expected cost of these benefits to be charged to expense during employees' years of service. Edison will amortize its $724 million obligation related to prior service over 20 years.

Edison funds the plan up to tax-deductible limits, in accordance with rate-making practices. Edison began funding its future liability for these benefits in 1991. Amounts funded prior to 1993 are amortized to expense and recovered in rates over 12 months. Total expense was $164 million in 1993, $85 million in 1992 and $26 million in 1991. Any difference between expense determined under the new standard and amounts authorized for rate recovery is not expected to be material and will be charged to earnings.

Plan assets are primarily common stocks, corporate and government bonds, and short-term investments.

The components of postretirement benefits other than pensions expense were:



In millions               Year ended December 31,                      1993
- -----------------------------------------------------------------------------
Service cost for benefits earned                                      $ 26
Interest cost on projected benefit obligation                           66
Actual return on plan assets                                           (12)
Amortization of transition obligation                                   36
- -----------------------------------------------------------------------------
Net expense                                                            116
Amortization of prior funding                                           48
- -----------------------------------------------------------------------------
TOTAL EXPENSE                                                         $164
- -----------------------------------------------------------------------------


A reconciliation of the plan's funded status with the recorded liability is presented below:



                                                DECEMBER 31,         JANUARY 1,
In millions                                        1993                 1993
- --------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATION:
Retirees                                        $ 512                $ 482
Employees eligible to retire                       87                   75
Other employees                                   358                  283
- ---------------------------------------------------------------------------------
ACCUMULATED BENEFIT OBLIGATION                    957                  840
- ---------------------------------------------------------------------------------
PLAN ASSETS AT FAIR VALUE                         210                  116
- ---------------------------------------------------------------------------------
Accumulated benefit obligation
     in excess of plan assets                     747                  724
Unrecognized transition obligation               (688)                (724)
Unrecognized net loss                             (59)                  --
- ---------------------------------------------------------------------------------
RECORDED LIABILITY                              $  --                $  --
- ---------------------------------------------------------------------------------

                                            SOUTHERN CALIFORNIA EDISON COMPANY

The assumed rate of future increases in the per-capita cost of health care benefits is 12% for 1994, gradually decreasing to 5% for 2004 and beyond. Increasing the health care cost trend rate by one percentage point would increase the accumulated obligation as of December 31, 1993, by $134 million and annual aggregate service and interest costs by $19 million. The actuarial assumptions used were discount rates of 7.75% and 8.0% at December 31, 1993, and January 1, 1993, respectively, and an expected long-term rate of return on plan assets of 8.5% at both dates.

STOCK PLANS

Edison has two stock plans designed to supplement employees' retirement income. The Employee Stock Ownership Plan was funded primarily by employees and federal income tax benefits. This plan will be transferred to the Stock Savings Plus Plan by the end of 1994. The Stock Savings Plus Plan received Edison contributions of $21 million in 1993, $20 million in 1992 and $18 million in 1991.


NOTE 7.  JOINTLY OWNED UTILITY PROJECTS

Edison owns interests in several generating stations and transmission systems for which each participant provides its own financing. The proportionate share of expenses for each project is included in the consolidated statements of income.

The investment in each project, as included in the consolidated balance sheet as of December 31, 1993, was:



                                               Plant in        Accumulated         Under        Ownership
In millions                                     Service        Depreciation     Construction    Interest
- ------------------------------------------------------------------------------------------------------------
Eldorado Transmission System                   $   27          $   11           $  1            60%
Four Corners Coal Generating Station--
     Units 4 and 5                                448             217              5            48
Mohave Coal Generating Station                    274             138             10            56
Pacific Intertie Transmission System              213              60              1            50
Palo Verde Nuclear Generating Station           1,541             279             27            16
San Onofre Nuclear Generating Station           4,047           1,269             74            75
- ------------------------------------------------------------------------------------------------------------
TOTAL                                          $6,550          $1,974           $118            --
- ------------------------------------------------------------------------------------------------------------


NOTE 8.  LEASES

Edison has operating leases, primarily for vehicles, with varying terms, provisions and expiration dates.

Estimated remaining commitments for noncancelable leases at December 31, 1993, were:



Year ended December 31,                                      In millions
- ----------------------------------------------------------------------------
1994                                                           $24
1995                                                            19
1996                                                            15
1997                                                            11
1998                                                             8
Thereafter                                                      10
- ------------------------------------------------------------------------------
TOTAL                                                          $87
- ------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.  COMMITMENTS

Edison has fuel supply contracts which require payment only if the fuel is made available for purchase.

Edison has power-purchase contracts with certain qualifying facilities (cogenerators and small power producers). These contracts provide for capacity payments subject to a facility meeting certain performance obligations and energy payments based on actual power supplied to Edison. There are no requirements to make debt-service payments.

Edison has unconditional purchase obligations for part of a power plant's generating output, as well as firm transmission service from another utility. Minimum payments are based, in part, on the debt-service requirements of the provider, whether or not the plant or transmission line is operable. The purchased-power contract is not expected to provide more than 5% of current or estimated future operating capacity. Edison's minimum commitment under both contracts is approximately $210 million through 2017.

Certain commitments for the years 1994 through 1998 are estimated below:



In millions                                   1994     1995      1996      1997      1998
- --------------------------------------------------------------------------------------------
Construction expenditures                     $1,141   $1,183    $1,067    $1,093    $1,348
Fuel supply contracts                            315      217       197       172       173
Purchased power capacity payments                658      666       676       680       682
Unconditional purchase obligations                 9        9         9         9         9
- ---------------------------------------------------------------------------------------------


NOTE 10.  CONTINGENCIES

ENVIRONMENTAL PROTECTION

Edison is subject to numerous legislative and regulatory environmental-protection requirements. To meet these requirements, Edison will continue to incur substantial costs to operate existing facilities, construct and operate new facilities, and mitigate or remove the effect of past operations on the environment.Edison has identified 42 sites for which it is, or may be, responsible for remediation under environmental laws. Edison is participating in investigations and cleanups at a number of these sites and has recorded a $60 million liability for its estimated minimum costs to clean up several sites. Additional costs may be incurred as progress is made in determining the magnitude of required remedial actions, as Edison's share of these costs in proportion to other responsible parties is determined, and as additional investigations and cleanups are performed.

The CPUC currently allows rate recovery of environmental-cleanup costs, subject to reasonableness reviews. Edison filed for a reasonableness review of costs incurred through 1991 at two hazardous substance sites. Hearings have been delayed due to a 1992 CPUC decision, involving another California utility, which concluded that the current procedure may not be appropriate for these costs, and requested interested parties to recommend alternatives. In November 1993, the major California utilities, the DRA and others filed a collaborative report recommending an incentive mechanism, which would require shareholders to fund 10% of cleanup costs. Shareholders would have the opportunity to recover these costs through insurance. Accordingly, Edison has recorded a regulatory asset which represents 90% of the estimated cleanup costs for sites covered by this proposed mechanism. The remaining sites' cleanup costs are expected to be immaterial and would be recovered through base rates. If approved by the CPUC, Edison would be allowed to recover 90% of cleanup costs incurred to date under the reasonableness review procedure ($11 million). A final CPUC decision is expected in early 1994.

The probable effect on net income of these environmental-protection matters cannot be determined at this time, but Edison believes it will not materially affect its financial position.

                                            SOUTHERN CALIFORNIA EDISON COMPANY

NUCLEAR INSURANCE

Federal law limits public liability claims from a nuclear incident to $9.4 billion. Edison and other owners of San Onofre and Palo Verde have purchased the maximum private primary insurance available ($200 million). The balance is covered by the industry's retrospective rating plan that uses deferred premium charges. Federal regulations require this secondary level of financial protection. The secondary level and other insurance for San Onofre Unit 1 remains in effect pending Nuclear Regulatory Commission approval to discontinue the coverage. The maximum deferred premium for each nuclear incident is $79 million per reactor, but not more than $10 million per reactor may be charged in any one year for each incident. Based on ownership interests, Edison could be required to pay a maximum of $218 million per nuclear incident. However, it would have to pay no more than $28 million per incident in any one year. Such amounts include a 5% surcharge if additional funds are needed to satisfy public liability claims and are subject to adjustment for inflation.

Property damage insurance covers losses up to $500 million, including decontamination costs, at San Onofre and Palo Verde. Decontamination liability and property damage coverage exceeding the primary $500 million also has been purchased in amounts greater than federal requirements. Additional insurance covers part of replacement power expenses during an accident-related nuclear unit outage. These policies are issued primarily by mutual insurance companies owned by utilities with nuclear facilities. If losses at any nuclear facility covered by the arrangement were to exceed the accumulated funds for these insurance programs, Edison could be assessed retrospective premium adjustments of up to $34 million per year. Insurance premiums are charged to operating expense.

RESPONSIBILITY FOR FINANCIAL REPORTING

The management of Southern California Edison Company is responsible for preparing the accompanying financial statements. The statements were prepared in accordance with generally accepted accounting principles and necessarily include amounts based on management's estimates and judgment. Management believes other information in the annual report is consistent with the financial statements.

Management maintains systems of internal control to provide reasonable assurance that assets are safeguarded, transactions are properly executed in accordance with management's authorization, and accounting records may be relied upon for the preparation of financial statements and other financial information. The design of internal control systems involves management's judgment concerning the relative cost and expected benefits of specific control measures. These systems are augmented by internal audit programs through which the adequacy and effectiveness of internal controls, policies and procedures are evaluated and reported to management.

In addition, Arthur Andersen & Co., as part of its independent audit of Edison's financial statements, is responsible under generally accepted auditing standards to evaluate the internal control structures in order to determine the scope of its auditing procedures for the purpose of expressing its opinion on the financial statements.

Management believes Edison's systems of internal control are adequate to accomplish the objectives discussed herein. Management has implemented all of the internal and external auditors' significant recommendations regarding the systems of internal control.

The audit committee of the board of directors, which is composed entirely of non-employee directors, meets periodically with both the external and internal auditors, who have unrestricted access to the committee. This committee recommends to the board of directors the annual appointment of a firm of independent public accountants, considers the audit scope and independence of the external auditor, discusses the adequacy of internal controls, reviews financial reporting issues and is advised of management's actions regarding these matters.

Management is responsible for fostering a climate in which Edison's affairs are conducted in accordance with the highest standards of personal and corporate conduct, which are reflected in Edison's Standards of Conduct. Management maintains programs to encourage and assess compliance with these standards.




          Richard K. Bushey             John E. Bryson
          Richard K. Bushey             John E. Bryson
          Vice President                Chairman of the Board
          and Controller                and Chief Executive Officer


February 4, 1994

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
SOUTHERN CALIFORNIA EDISON COMPANY

To the Shareholders and the Board of Directors, Southern California Edison Company:

We have audited the accompanying consolidated balance sheets of Southern California Edison Company (Edison, a California corporation) and its subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of Edison's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Edison and its subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Notes 5 and 6 to the financial statements, and as required by generally accepted accounting principles, Edison changed its methods of accounting for income taxes and postretirement benefits other than pensions in 1993.



                                 ARTHUR ANDERSEN & CO.
                                 ARTHUR ANDERSEN & CO.


Los Angeles, California
February 4, 1994